SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Report):  May 6, 2005

Heritage Property Investment Trust, Inc.

(Exact name of registrant as specified in its charter)

Maryland	001-31297	04-3474810
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

131 Dartmouth Street Boston, Massachusetts		02116
(Address of principal executive offices)		(Zip Code)

(617) 247-2200

(Registrant’s telephone number,
including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.              Entry into a Material Definitive Agreement.

Director Compensation

On May 6, 2005, the Board of Directors of Heritage Property Investment Trust, Inc. (the “Company”) approved a modification, effective immediately, to the Company’s Outside Directors Compensation Plan.  Under the Plan, compensation is paid to directors who are not employees of the Company or members of the Board of Trustees of the Company’s largest stockholder, Net Realty Holding Trust, in connection with service on the Board of Directors of the Company.  The modification is to increase the annual retainer paid to the Lead Independent Director from $10,000 to $25,000.

A schedule outlining all of the terms of the Company's current director compensation arrangements is filed herewith as Exhibit 10.1 and is incorporated by reference herein.

Amendment to Robert G. Prendergast Severance Agreement

On May 6, 2005, the Company and Robert G. Prendergast, our Senior Vice President, Chief Operating Officer, entered into an amendment to the Severance Agreement previously entered into by the Company and Mr. Prendergast.  Under the terms of the amendment, in the event that Mr. Prendergast’s employment is terminated without “cause” or for “good reason” following a change in control, Mr. Prendergast is entitled to receive severance pay equal to two times the sum of his average base salary and his average bonus for the three most recently completed fiscal years.  A copy of this amendment is filed herewith as Exhibit 10.2 and is incorporated by reference herein.

Item 9.01.             Financial Statements and Exhibits.

(c) Exhibits.

10.1         Director Compensation Schedule

10.2         Agreement, dated as of May 6, 2005, by and between the Company and Robert G. Prendergast

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused the report to be signed on its behalf by the undersigned, thereunto duly authorized.

HERITAGE PROPERTY
INVESTMENT TRUST, INC.

/s/Thomas C. Prendergast
Thomas C. Prendergast
President and Chief Executive Officer

/s/David G. Gaw
David G. Gaw
Senior Vice President, Chief Financial
Officer and Treasurer

Dated:  May 6, 2005